UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 31, 2004

The SCO Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-29911	87-0662823
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

355 South 520 West
Lindon, Utah 84042

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (801) 765-4999

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On October 31, 2004, The SCO Group, Inc. (“SCO”) entered into an engagement agreement with Boies, Schiller & Flexner LLP, Kevin McBride and Berger Singerman (collectively, the “Law Firms”), a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 (the “Engagement Agreement”).  The Engagement Agreement supercedes and replaces the original engagement agreement among Boies, Schiller & Flexner LLP, Angelo, Barry & Boldt, P.A. (which is no longer providing legal services to SCO), Berger Singerman and SCO, dated February 26, 2003, as subsequently amended (the “Prior Engagement Agreement”).

The Engagement Agreement governs the relationship between SCO and the Law Firms in connection with their representation of SCO in the current litigation between SCO and International Business Machines Corporation (“IBM”), Novell, Inc., Red Hat, Inc., AutoZone, Inc. and Daimler Chrysler, Inc. (collectively, the “SCO Litigation”).  SCO’s purpose in entering into the Engagement Agreement was to limit the cash expenditures needed to pursue the SCO Litigation to approximately $31 million, until the litigation with IBM concludes.

Upon executing the Engagement Agreement, SCO paid the Law Firms approximately $12.6 million (in addition to $1.8 million previously paid) for outstanding legal fees and expenses.  For future legal fees, the Engagement Agreement will require SCO to pay to the Law Firms $2.0 million per quarter for each successive quarter beginning September 1, 2004 and ending December 1, 2005 for a total amount of $12 million.  SCO must also pay one or more contingency fees upon any amount it or its stockholders may receive as a recovery from the SCO Litigation, intellectual property licensing or from a sale of the company.  The contingency fee amounts payable to the Law Firms will be, subject to certain credits and adjustments described in the Engagement Agreement, as follows:

•                   33% of any aggregate recovery amounts received up to $350 million;

•                   plus 25% of any aggregate recovery amounts above $350 million but less than or equal to $700 million;

•                   plus 20% of any aggregate recovery amounts in excess of $700 million.

The Engagement Agreement specifically provides that, except for the compensation obligations specifically described in the Engagement Agreement and summarized above, SCO will not be obligated to pay any legal fees, whether hourly, contingent or otherwise, to the Law Firms, or any other law firms that may be engaged by the Law Firms, in connection with the SCO Litigation through the end of the current litigation between SCO and IBM, including any appeals.  However, SCO will remain obligated to pay any expert, consulting and other expenses (including out-of-pocket expenses of all law firms working on the SCO Litigation) related to the SCO Litigation.  The Engagement Agreement also provides that SCO will deposit at least $5.0 million into an escrow fund to cover the payment of such expenses.

Item 1.02.    Termination of a Material Definitive Agreement.

In connection with entering into the Engagement Agreement described in Item 1.01 above, SCO superceded and replaced, effective as of October 31, 2004, the Prior Engagement Agreement entered into on February 26, 2003.  Additional disclosure required by this item with respect to the amendment of the Prior Engagement Agreement, as subsequently amended, is included in Item 1.01 and is incorporated herein by reference.

Item 8.01.    Other Events.

SCO inadvertently indicated it was an “accelerated filer” on its Annual Report on Form 10-K for the fiscal year ended October 31, 2003, filed with the Securities and Exchange Commission on January 28, 2004, and on its subsequent Quarterly Reports on Form 10-Q for the first three quarters of fiscal 2004 filed with the SEC on March 16, June 14 and September 14, 2004, respectively.  For the fiscal year ended October 31, 2003, SCO did not meet the requirements of an “accelerated filer” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and, for the fiscal year ended October 31, 2004, SCO continued to not qualify as an “accelerated filer.”

Item 9.01.    Financial Statements and Exhibits.

(c)	Exhibits. The following items are filed as exhibits to this report:

	99.1	Letter Agreement dated October 31, 2004 among Boies, Schiller & Flexner LLP, Kevin McBride, Berger Singerman and SCO.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 4, 2004

THE SCO GROUP, INC.

	By:	/s/ Bert Young
	Name:	Bert Young
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Letter Agreement dated October 31, 2004 among Boies, Schiller & Flexner LLP, Kevin McBride, Berger Singerman and SCO.